Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Third Quarter 2024
Strong global leasing revenue growth of 13%
Net cash flow from operations and free cash flow both improved by more than $140 million year-to-date vs. 2023
Fully repaid term loan due in 2025
CHICAGO (BUSINESS WIRE), November 4, 2024 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the third quarter of 2024.
“This quarter marked an important turning point. We reported the highest quarter of global Leasing revenue growth and the first quarter of Americas Capital markets revenue growth since the second quarter of 2022. We also continued to generate strong free cash flow which facilitated the recent full repayment of our term loan due in 2025 well ahead of schedule,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “The strategic work we have completed over the past year has created meaningful growth opportunities for our business and we are energized to deliver on these priorities in the years ahead.”
Third Quarter Results:
•Revenue of $2.3 billion for the third quarter of 2024 increased 3% from the third quarter of 2023.
◦Leasing grew 13% driven by industrial and office leasing in the Americas and APAC.
◦Valuation and other grew 8% driven by the Americas and EMEA.
◦Services and Capital markets declined 2% and 4%, respectively.
•Net income of $33.7 million for the third quarter of 2024 increased $67.6 million compared to net loss of $33.9 million for the third quarter of 2023. Diluted earnings per share was $0.14 for the quarter.
◦Adjusted EBITDA of $142.5 million decreased 5% from the third quarter of 2023, with Adjusted EBITDA margin of 8.7% declining 72 basis points from the third quarter of 2023.
◦Adjusted diluted earnings per share was $0.23 for the quarter.
•On August 1, 2024, we completed the sale of a non-core Services business in the Americas, which resulted in a loss on disposition of $4.5 million and $17.0 million during the three and nine months ended September 30, 2024, respectively.
Year-to-Date Results:
•Revenue of $6.8 billion for the nine months ended September 30, 2024 decreased 2% from the nine months ended September 30, 2023.
◦Strong Leasing growth of 7% was driven by broad strength across all segments, particularly the Americas.
◦Valuation and other grew 2% driven by the Americas and EMEA.
◦Services and Capital markets declined 2% and 7%, respectively.
•Net income of $18.4 million for the nine months ended September 30, 2024 increased $123.6 million compared to net loss of $105.2 million for the nine months ended September 30, 2023. Diluted earnings per share for the nine months ended September 30, 2024 was $0.08.
◦Adjusted EBITDA of $359.5 million increased 1% from the nine months ended September 30, 2023, with an Adjusted EBITDA margin of 7.6% unchanged from the same period in 2023.
◦Adjusted diluted earnings per share of $0.43 was up from $0.39 for the nine months ended September 30, 2023.
•Net cash provided by operating activities was $92.8 million for the nine months ended September 30, 2024.
◦Free cash flow generated for the nine months ended September 30, 2024 of $61.1 million was a $146.1 million improvement compared to a free cash flow use of $85.0 million in the nine months ended September 30, 2023.
•Liquidity as of September 30, 2024 was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.
In October 2024, we elected to prepay the remaining $47.9 million principal balance outstanding under the Company’s term loans due in 2025, bringing our aggregate year-to-date debt repayments, including required principal payments, to $200.4 million. Currently, there are no funded long-term debt arrangements maturing prior to 2028. Additionally, in October 2024, we repriced $1.0 billion of the Company’s term loans due in 2030, reducing the applicable interest rate on such tranche by 50 basis points to 1-month Term SOFR plus 3.25%.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

November 4, 2024

Consolidated Results (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2024	2023	% Change in USD	% Change in Local Currency(5)	2024	2023	% Change in USD	% Change in Local Currency(5)
Revenue:
Services	$865.2	$878.8	(2)%	(2)%	$2,600.6	$2,664.7	(2)%	(2)%
Leasing	492.7	435.7	13%	13%	1,324.7	1,240.0	7%	7%
Capital markets	169.5	176.3	(4)%	(4)%	474.3	511.0	(7)%	(7)%
Valuation and other	105.2	97.3	8%	7%	314.2	309.3	2%	2%
Total service line fee revenue(1)	1,632.6	1,588.1	3%	3%	4,713.8	4,725.0	0%	0%
Gross contract reimbursables(2)	711.6	697.9	2%	2%	2,103.2	2,216.3	(5)%	(5)%
Total revenue	$2,344.2	$2,286.0	3%	2%	$6,817.0	$6,941.3	(2)%	(2)%

Costs and expenses:
Cost of services provided to clients	$1,200.2	$1,184.2	1%	1%	$3,515.9	$3,551.5	(1)%	(1)%
Cost of gross contract reimbursables	711.6	697.9	2%	2%	2,103.2	2,216.3	(5)%	(5)%
Total costs of services	1,911.8	1,882.1	2%	1%	5,619.1	5,767.8	(3)%	(2)%
Operating, administrative and other	314.2	300.9	4%	4%	904.4	945.7	(4)%	(4)%
Depreciation and amortization	28.9	36.2	(20)%	(21)%	92.6	108.8	(15)%	(15)%
Restructuring, impairment and related charges	14.1	9.2	53%	51%	36.5	23.4	56%	55%
Total costs and expenses	2,269.0	2,228.4	2%	2%	6,652.6	6,845.7	(3)%	(3)%
Operating income	75.2	57.6	31%	31%	164.4	95.6	72%	72%
Interest expense, net of interest income	(54.9)	(89.5)	(39)%	(39)%	(174.4)	(224.2)	(22)%	(22)%
Earnings from equity method investments	12.1	16.6	(27)%	(28)%	28.1	41.3	(32)%	(32)%
Other income (expense), net	20.6	(2.0)	n.m.	n.m.	25.6	(12.8)	n.m.	n.m.
Earnings (loss) before income taxes	53.0	(17.3)	n.m.	n.m.	43.7	(100.1)	n.m.	n.m.
Provision for income taxes	19.3	16.6	16%	15%	25.3	5.1	n.m.	n.m.
Net income (loss)	$33.7	$(33.9)	n.m.	n.m.	$18.4	$(105.2)	n.m.	n.m.
Net income (loss) margin	1.4%	(1.5)%			0.3%	(1.5)%

Adjusted EBITDA(3)	$142.5	$150.0	(5)%	(5)%	$359.5	$357.0	1%	1%
Adjusted EBITDA margin(3)	8.7%	9.4%			7.6%	7.6%

Adjusted net income(3)	$52.6	$48.0	10%		$98.9	$89.1	11%

Weighted average shares outstanding, basic	229.3	227.2			228.7	226.9
Weighted average shares outstanding, diluted(4)	233.4	227.7			232.1	227.4
Earnings (loss) per share, basic	$0.15	$(0.15)			$0.08	$(0.46)
Earnings (loss) per share, diluted	$0.14	$(0.15)			$0.08	$(0.46)
Adjusted earnings per share, diluted(3)(4)	$0.23	$0.21			$0.43	$0.39
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA and (ii) Net income (loss) to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

November 4, 2024

Third Quarter Results (unaudited)
Revenue
Revenue of $2.3 billion increased $58.2 million or 3% compared to the three months ended September 30, 2023, primarily driven by Leasing revenue growth of 13%, with strength in the Americas and APAC. In the Americas, Leasing revenue grew 16% primarily driven by strong office and industrial revenue as a result of improved business optimism. In addition, Valuation and other revenue increased 8%. Partially offsetting these trends was a 4% decline in Capital markets revenue, primarily driven by APAC, as volatility and uncertainty in the interest rate environment continued to challenge investment sales activity. Services revenue declined 2% and Gross contract reimbursables increased 2% due to changes in client mix and the sale of a non-core Services business on August 1, 2024.
Costs of services
Costs of services of $1.9 billion increased $29.7 million or 2% compared to the three months ended September 30, 2023, principally driven by an increase in employment costs of approximately $83.0 million including higher commissions as a result of higher Leasing revenue, partially offset by declines in third-party consumables and sub-contractor costs of approximately $40.0 million, as a result of lower Services revenue. Cost of services provided to clients increased 1% and Cost of gross contract reimbursables increased 2%.
Operating, administrative and other
Operating, administrative and other expenses of $314.2 million increased $13.3 million or 4% compared to the three months ended September 30, 2023, driven by higher employment costs due to the timing of incentive compensation accrual adjustments in the third quarter of 2023, partially offset by our cost savings initiatives.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $14.1 million increased $4.9 million compared to the three months ended September 30, 2023, primarily driven by an additional $4.5 million loss on disposition recognized in the third quarter of 2024 related to the sale of a non-core Services business in the Americas.
Interest expense, net of interest income
Interest expense of $54.9 million decreased $34.6 million or 39% compared to the three months ended September 30, 2023, primarily related to a loss on debt extinguishment of $25.0 million as well as $4.0 million of new transaction costs expensed in the third quarter of 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement (see Note 10: Long-Term Debt and Other Borrowings in the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further information). The decrease in interest expense was also partially driven by lower variable interest rates on our term loans compared to the prior year period.
Earnings from equity method investments
Earnings from equity method investments of $12.1 million decreased $4.5 million compared to the three months ended September 30, 2023, primarily due to a decline in earnings recognized from our equity method investment Cushman Wakefield Greystone LLC (the “Greystone JV”) due to lower transaction volumes as a result of tighter lending conditions given the volatility in interest rates.
Other income (expense), net
Other income, net was $20.6 million for the three months ended September 30, 2024 compared to other expense, net of $2.0 million for the three months ended September 30, 2023, driven by a $17.3 million gain from insurance proceeds recognized in the third quarter of 2024 (see Note 11: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further information), as well as lower net unrealized losses on our fair value investments, primarily related to our investment in WeWork.

November 4, 2024

Provision for income taxes
Provision for income taxes for the third quarter of 2024 was $19.3 million on earnings before income taxes of $53.0 million. For the third quarter of 2023, the provision for income taxes was $16.6 million on loss before income taxes of $17.3 million. The increase in income tax expense compared to the three months ended September 30, 2023 was primarily driven by higher earnings before income taxes and changes in the jurisdictional mix of earnings resulting in higher non-deductible losses when compared to the same period in 2023.
Net income (loss) and Adjusted EBITDA
Net income was $33.7 million for the three months ended September 30, 2024 compared to net loss of $33.9 million for the three months ended September 30, 2023. Net income margin was 1.4% compared to net loss margin of 1.5% for the three months ended September 30, 2023. The $67.6 million increase in net income was driven by growth in our Leasing service line, the impact of our cost savings initiatives, a one-time gain from insurance proceeds and lower losses on our fair value investments. Additionally, a loss on debt extinguishment incurred in 2023 contributed to the improvement from the prior year period. These favorable trends were partially offset by declines in our Services and Capital markets service lines, higher incentive compensation and the loss on disposition recognized in the third quarter of 2024.
Adjusted EBITDA of $142.5 million decreased $7.5 million or 5% compared to the three months ended September 30, 2023, driven by the same factors impacting Net income above, with the exception of the gain from insurance proceeds, net unrealized losses on our fair value investments, loss on disposition and loss on debt extinguishment incurred in the prior year period. Adjusted EBITDA margin, measured against service line fee revenue, of 8.7% declined 72 basis points from the third quarter of 2023.

Year-to-Date Results (unaudited)
Revenue
Revenue of $6.8 billion decreased $124.3 million or 2% compared to the nine months ended September 30, 2023, driven by the Americas and EMEA which decreased 3% and 3%, respectively, partially offset by growth in APAC of 7%. This decline was principally driven by decreases in Services and Gross contract reimbursables revenue of 2% and 5%, respectively, due to changes in client mix. Capital markets revenue declined 7%, driven by a 9% decline in the Americas, as volatility and uncertainty in the interest rate environment continued to challenge investment sales activity in the first half of 2024. Partially offsetting these trends was 7% growth in Leasing revenue compared to the nine months ended September 30, 2023, driven by broad strength across all segments, primarily within the industrial and office sectors. Valuation and other revenue also increased 2%.
Costs of services
Costs of services of $5.6 billion decreased $148.7 million or 3% compared to the nine months ended September 30, 2023, principally driven by a decrease in third-party consumables and sub-contractor costs of approximately $189.0 million, partially offset by an increase in employment costs of approximately $52.0 million. Cost of services provided to clients decreased 1% and Cost of gross contract reimbursables decreased 5%, driven by the Americas, due to changes in client mix. Total costs of services as a percentage of total revenue was 82% for the nine months ended September 30, 2024 compared to 83% for the nine months ended September 30, 2023.
Operating, administrative and other
Operating, administrative and other expenses of $904.4 million decreased $41.3 million or 4% compared to the nine months ended September 30, 2023, driven by the impact of our cost savings initiatives, primarily realized as a reduction in employment costs. In addition, during June 2023, the Company incurred an $11.3 million servicing liability fee in connection with the amendment and extension of our accounts receivable securitization program (the “A/R Securitization”). Operating, administrative and other expenses as a percentage of total revenue was 13% for the nine months ended September 30, 2024 compared to 14% for the nine months ended September 30, 2023.

November 4, 2024

Restructuring, impairment and related charges
Restructuring, impairment and related charges of $36.5 million increased $13.1 million compared to the nine months ended September 30, 2023, primarily driven by a loss on disposition of $17.0 million related to the sale of a non-core Services business in the Americas, partially offset by a decrease in severance and employment-related costs of $3.2 million. In 2023, the Company actioned certain cost savings initiatives, including a reduction in headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
Interest expense, net of interest income
Interest expense of $174.4 million decreased $49.8 million or 22% compared to the nine months ended September 30, 2023, primarily related to an aggregate loss on debt extinguishment of $41.9 million as well as $8.7 million of new transaction costs expensed in 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement (see Note 10: Long-Term Debt and Other Borrowings in the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further information). The decrease in interest expense was partially offset by higher variable interest rates on our term loans compared to the prior year period.
Earnings from equity method investments
Earnings from equity method investments of $28.1 million decreased $13.2 million compared to the nine months ended September 30, 2023, primarily due to a decline of $13.6 million in earnings recognized from the Greystone JV due to lower transaction volumes as a result of tighter lending conditions given the volatility in interest rates.
Other income (expense), net
Other income, net was $25.6 million for the nine months ended September 30, 2024 compared to other expense, net of $12.8 million for the nine months ended September 30, 2023, driven by a $17.3 million gain from insurance proceeds recognized in the third quarter of 2024 (see Note 11: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further information), as well as lower net unrealized losses on our fair value investments, primarily related to our investment in WeWork. These trends were partially offset by lower royalty fee income.
Provision for income taxes
Provision for income taxes for the nine months ended September 30, 2024 was $25.3 million on earnings before income taxes of $43.7 million. For the nine months ended September 30, 2023, the provision for income taxes was $5.1 million on a loss before income taxes of $100.1 million. The increase in income tax expense was driven by an increase in earnings before income taxes and changes in the jurisdictional mix of earnings resulting in higher non-deductible losses when compared to the same period in 2023.
Net income (loss) and Adjusted EBITDA
Net income was $18.4 million for the nine months ended September 30, 2024 compared to net loss of $105.2 million in the nine months ended September 30, 2023. Net income margin was 0.3% compared to net loss margin of 1.5% for the prior year period. The improvement was driven by the impact of our cost savings initiatives, including lower employment costs, growth in our Leasing service line, a one-time gain from insurance proceeds and lower net unrealized losses on our fair value investments. Additionally, an aggregate loss on debt extinguishment and a servicing liability fee associated with the amendment and extension of the A/R Securitization in 2023 contributed to the improvement from the prior year period. These favorable trends were partially offset by declines in our Services and Capital markets service lines and the loss on disposition recognized in 2024.
Adjusted EBITDA of $359.5 million increased $2.5 million or 1% compared to the nine months ended September 30, 2023, driven by the same factors impacting Net income above, with the exception of the gain from insurance proceeds, net unrealized losses on our fair value investments, loss on disposition and the aggregate loss on debt extinguishment and A/R Securitization servicing liability fee incurred in the prior year period. Adjusted EBITDA margin, measured against service line fee revenue, of 7.6% remained unchanged from the nine months ended September 30, 2023.

November 4, 2024

Balance Sheet
Liquidity at the end of the third quarter was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.
Net debt as of September 30, 2024 was $2.3 billion reflecting the Company’s outstanding term loans of $2.0 billion and senior secured notes totaling $1.1 billion, net of cash and cash equivalents of $0.8 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.

Conference Call
The Company’s Third Quarter 2024 Earnings Conference Call will be held today, November 4, 2024, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-844-825-9789 for U.S. callers and 1-412-317-5180 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and approximately 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core service lines of (i) Services, (ii) Leasing, (iii) Capital markets, and (iv) Valuation and other. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more. For additional information, visit www.cushmanwakefield.com.

November 4, 2024

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; the failure of our acquisitions and joint ventures to perform as expected or the lack of similar future opportunities; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to appropriately address actual or perceived conflicts of interest; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security related to our information systems; our ability to comply with current and future data privacy regulations and other confidentiality obligations; the extent to which infrastructure disruptions may affect our ability to provide our services; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; our ability to successfully execute on our strategy for operational efficiency; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with the climate change and ability to achieve our sustainability goals; foreign currency volatility; social, geopolitical and economic risks associated with our international operations; risks associated with sociopolitical polarization; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; our ability to generate sufficient cash flow from operations to service our existing indebtedness; our ability to compete globally, regionally and locally; the seasonality of significant portions of our revenue and cash flow; our exposure to environmental liabilities due to our role as a real estate services provider; potential price declines resulting from future sales of a large number of our ordinary shares; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; and the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023 and in its other periodic reports filed with the Securities and Exchange Commission (the “SEC”).

November 4, 2024

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2024	2023	2024	2023
Revenue	$2,344.2	$2,286.0	$6,817.0	$6,941.3
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	1,911.8	1,882.1	5,619.1	5,767.8
Operating, administrative and other	314.2	300.9	904.4	945.7
Depreciation and amortization	28.9	36.2	92.6	108.8
Restructuring, impairment and related charges	14.1	9.2	36.5	23.4
Total costs and expenses	2,269.0	2,228.4	6,652.6	6,845.7
Operating income	75.2	57.6	164.4	95.6
Interest expense, net of interest income	(54.9)	(89.5)	(174.4)	(224.2)
Earnings from equity method investments	12.1	16.6	28.1	41.3
Other income (expense), net	20.6	(2.0)	25.6	(12.8)
Earnings (loss) before income taxes	53.0	(17.3)	43.7	(100.1)
Provision for income taxes	19.3	16.6	25.3	5.1
Net income (loss)	$33.7	$(33.9)	$18.4	$(105.2)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.15	$(0.15)	$0.08	$(0.46)
Weighted average shares outstanding for basic earnings (loss) per share	229.3	227.2	228.7	226.9
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.14	$(0.15)	$0.08	$(0.46)
Weighted average shares outstanding for diluted earnings (loss) per share	233.4	227.2	232.1	226.9

November 4, 2024

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	September 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$775.4	$767.7
Trade and other receivables, net of allowance of $89.4 and $85.2, as of September 30, 2024 and December 31, 2023, respectively	1,278.1	1,468.0
Income tax receivable	65.5	67.1
Short-term contract assets, net	302.0	311.0
Prepaid expenses and other current assets	227.9	189.4
Total current assets	2,648.9	2,803.2
Property and equipment, net	141.6	163.8
Goodwill	2,049.4	2,080.9
Intangible assets, net	703.2	805.9
Equity method investments	723.5	708.0
Deferred tax assets	124.2	67.4
Non-current operating lease assets	303.7	339.0
Other non-current assets	839.5	805.8
Total assets	$7,534.0	$7,774.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$96.4	$149.7
Accounts payable and accrued expenses	1,068.6	1,157.7
Accrued compensation	799.9	851.4
Income tax payable	30.7	20.8
Other current liabilities	245.4	217.6
Total current liabilities	2,241.0	2,397.2
Long-term debt, net	2,997.0	3,096.9
Deferred tax liabilities	43.2	13.7
Non-current operating lease liabilities	279.8	319.6
Other non-current liabilities	270.0	268.6
Total liabilities	5,831.0	6,096.0

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 229,420,978 and 227,282,173 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	22.9	22.7
Additional paid-in capital	2,970.7	2,957.3
Accumulated deficit	(1,098.8)	(1,117.2)
Accumulated other comprehensive loss	(192.4)	(185.4)
Total equity attributable to the Company	1,702.4	1,677.4
Non-controlling interests	0.6	0.6
Total equity	1,703.0	1,678.0
Total liabilities and shareholders’ equity	$7,534.0	$7,774.0

November 4, 2024

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in millions)	2024	2023
Cash flows from operating activities
Net income (loss)	$18.4	$(105.2)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	92.6	108.8
Impairment charges	3.8	4.5
Unrealized foreign exchange gain	(0.9)	(6.0)
Stock-based compensation	22.3	39.9
Lease amortization	67.9	71.6
Loss on debt extinguishment	—	19.3
Amortization of debt issuance costs	5.5	5.8
Earnings from equity method investments, net of distributions received	(13.4)	(22.7)
Change in deferred taxes	(22.9)	13.0
Provision for loss on receivables and other assets	10.7	4.8
Loss on disposal of business	17.0	1.3
Unrealized loss on equity securities, net	0.8	22.9
Gain from insurance proceeds	(17.3)	—
Other operating activities, net	(21.8)	16.0
Changes in assets and liabilities:
Trade and other receivables	61.6	150.5
Income taxes payable	10.6	(84.9)
Short-term contract assets and Prepaid expenses and other current assets	17.7	36.0
Other non-current assets	(14.1)	(32.6)
Accounts payable and accrued expenses	(56.2)	(81.4)
Accrued compensation	(46.2)	(164.9)
Other current and non-current liabilities	(43.3)	(46.9)
Net cash provided by (used in) operating activities	92.8	(50.2)
Cash flows from investing activities
Payment for property and equipment	(31.7)	(34.8)
Investments in equity securities and equity method joint ventures	(1.5)	(6.5)
Return of beneficial interest in a securitization	(380.0)	(210.0)
Collection on beneficial interest in a securitization	405.0	330.0
Proceeds from disposition of business	121.4	—
Other investing activities, net	1.1	1.5
Net cash provided by investing activities	114.3	80.2
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(10.2)	(7.7)
Payment of deferred and contingent consideration	(17.9)	(13.8)
Proceeds from borrowings	—	2,400.0
Repayment of borrowings	(150.0)	(2,402.5)
Debt issuance costs	—	(65.4)
Payment of finance lease liabilities	(20.5)	(19.8)
Other financing activities, net	1.1	2.1
Net cash used in financing activities	(197.5)	(107.1)

Change in cash, cash equivalents and restricted cash	9.6	(77.1)
Cash, cash equivalents and restricted cash, beginning of the period	801.2	719.0
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	2.1	(6.6)
Cash, cash equivalents and restricted cash, end of the period	$812.9	$635.3

November 4, 2024

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three and nine months ended September 30, 2024 and 2023.

Americas Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$605.4	$611.7	(1)%	0%	$1,811.2	$1,869.1	(3)%	(3)%
Leasing	396.0	341.1	16%	16%	1,047.8	981.8	7%	7%
Capital markets	138.5	136.2	2%	2%	381.9	418.4	(9)%	(9)%
Valuation and other	38.8	31.2	24%	26%	113.0	103.1	10%	11%
Total service line fee revenue(1)	1,178.7	1,120.2	5%	6%	3,353.9	3,372.4	(1)%	0%
Gross contract reimbursables(2)	571.8	581.7	(2)%	(1)%	1,731.2	1,886.6	(8)%	(8)%
Total revenue	$1,750.5	$1,701.9	3%	3%	$5,085.1	$5,259.0	(3)%	(3)%

Costs and expenses:
Americas Fee-based operating expenses	$1,071.6	$1,017.2	5%	6%	$3,091.1	$3,110.4	(1)%	0%
Cost of gross contract reimbursables	571.8	581.7	(2)%	(1)%	1,731.2	1,886.6	(8)%	(8)%
Segment operating expenses	$1,643.4	$1,598.9	3%	3%	$4,822.3	$4,997.0	(3)%	(3)%

Net income (loss)	$41.2	$20.8	98%	97%	$42.0	$(10.1)	n.m.	n.m.

Adjusted EBITDA	$111.3	$117.4	(5)%	(5)%	$284.7	$290.4	(2)%	(2)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

November 4, 2024

EMEA Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$78.2	$98.9	(21)%	(22)%	$239.2	$280.0	(15)%	(16)%
Leasing	50.7	54.0	(6)%	(8)%	158.2	148.5	7%	5%
Capital markets	20.2	20.8	(3)%	(5)%	54.9	52.4	5%	3%
Valuation and other	42.0	39.1	7%	5%	126.3	122.9	3%	1%
Total service line fee revenue(1)	191.1	212.8	(10)%	(12)%	578.6	603.8	(4)%	(5)%
Gross contract reimbursables(2)	28.8	29.1	(1)%	(3)%	85.5	83.2	3%	1%
Total revenue	$219.9	$241.9	(9)%	(11)%	$664.1	$687.0	(3)%	(5)%

Costs and expenses:
EMEA Fee-based operating expenses	$177.0	$191.9	(8)%	(10)%	$544.1	$568.9	(4)%	(6)%
Cost of gross contract reimbursables	28.8	29.1	(1)%	(3)%	85.5	83.2	3%	1%
Segment operating expenses	$205.8	$221.0	(7)%	(9)%	$629.6	$652.1	(3)%	(5)%

Net loss	$(13.5)	$(36.0)	(63)%	(63)%	$(28.5)	$(65.5)	(56)%	(56)%

Adjusted EBITDA	$12.4	$16.6	(25)%	(28)%	$34.6	$31.4	10%	10%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$181.6	$168.2	8%	6%	$550.2	$515.6	7%	7%
Leasing	46.0	40.6	13%	13%	118.7	109.7	8%	10%
Capital markets	10.8	19.3	(44)%	(44)%	37.5	40.2	(7)%	(3)%
Valuation and other	24.4	27.0	(10)%	(10)%	74.9	83.3	(10)%	(9)%
Total service line fee revenue(1)	262.8	255.1	3%	2%	781.3	748.8	4%	5%
Gross contract reimbursables(2)	111.0	87.1	27%	26%	286.5	246.5	16%	17%
Total revenue	$373.8	$342.2	9%	8%	$1,067.8	$995.3	7%	8%

Costs and expenses:
APAC Fee-based operating expenses	$251.5	$243.7	3%	2%	$754.3	$730.6	3%	4%
Cost of gross contract reimbursables	111.0	87.1	27%	26%	286.5	246.5	16%	17%
Segment operating expenses	$362.5	$330.8	10%	8%	$1,040.8	$977.1	7%	7%

Net income (loss)	$6.0	$(18.7)	n.m.	n.m.	$4.9	$(29.6)	n.m.	n.m.

Adjusted EBITDA	$18.8	$16.0	18%	15%	$40.2	$35.2	14%	16%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

November 4, 2024

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized (gain) loss on investments, net, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, unrealized (gain) loss on investments, net, financing and other facility fees, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.

November 4, 2024

Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by (used in) operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.

Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this earnings release, we had the following adjustments:
Unrealized (gain) loss on investments, net represents net unrealized gains and losses on fair value investments. Prior to 2024, this primarily reflected unrealized losses on our investment in WeWork.
Loss on dispositions reflects losses on the sale or disposition of businesses as well as other transaction costs associated with the sales, which are not indicative of our core operating results given the low frequency of business dispositions by the Company.
Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
Acquisition related costs and efficiency initiatives includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives designed to realign our organization to be a more agile partner to our clients. These initiatives vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
CEO transition costs in 2024 reflects certain payroll taxes associated with compensation for John Forrester, the Company’s former Chief Executive Officer (“CEO”). In 2023, CEO transition costs reflects accelerated stock-based compensation expense associated with stock awards granted to Mr. Forrester, who stepped down from the position of CEO as of June 30, 2023, but who remained employed by the Company as a Strategic Advisor until December 31, 2023. The requisite service period under the applicable award agreements was satisfied upon Mr. Forrester’s retirement from the Company on December 31, 2023. In 2023, CEO transition costs also included Mr. Forrester’s salary and bonus accruals for the third quarter of 2023. We believe the accelerated stock-based compensation expense, salary and bonus accruals, as well as the payroll taxes associated with such compensation, are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
Servicing liability fees and amortization reflects the additional non-cash servicing liability fees accrued in connection with the A/R Securitization amendments in prior years. The liability will be amortized through June 2026.
Legal and compliance matters includes estimated losses and settlements for certain legal matters which are not considered ordinary course legal matters given the infrequency of similar cases brought against the Company, complexity of the matter, nature of the remedies sought and/or our overall litigation strategy. We exclude such losses from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.
Gains from insurance proceeds represents one-time gains related to certain contingent events, such as insurance recoveries, which are not considered ordinary course and which are only recorded once realized or realizable, net of related legal fees. We exclude such net gains from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.

November 4, 2024

The interim financial information for the three and nine months ended September 30, 2024 and 2023 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2023 in the Company’s 2023 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

November 4, 2024

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023	2024	2023
Net income (loss)	$33.7	$(33.9)	$18.4	$(105.2)
Adjustments:
Depreciation and amortization	28.9	36.2	92.6	108.8
Interest expense, net of interest income	54.9	89.5	174.4	224.2
Provision for income taxes	19.3	16.6	25.3	5.1
Unrealized (gain) loss on investments, net	(0.9)	4.0	0.8	22.9
Loss on dispositions	5.5	—	19.5	1.8
Integration and other costs related to merger	1.1	2.4	3.9	6.8
Acquisition related costs and efficiency initiatives	—	—	—	11.7
Cost savings initiatives	11.5	14.2	28.9	41.4
CEO transition costs	—	3.2	1.9	5.5
Servicing liability fees and amortization	(0.5)	0.7	(1.4)	12.3
Legal and compliance matters	—	14.1	—	14.1
Gain from insurance proceeds, net of legal fees	(16.5)	—	(16.5)	1.1
Other(1)	5.5	3.0	11.7	6.5
Adjusted EBITDA	$142.5	$150.0	$359.5	$357.0
(1) For the three months ended September 30, 2024, Other primarily reflects one-time consulting costs associated with the Company rebranding and discrete offshoring costs. For the nine months ended September 30, 2024, Other also includes non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, bad debt expense driven by a sublessee default and one-time consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the three and nine months ended September 30, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards and one-time consulting costs associated with certain legal entity reorganization projects.

Summary of Total costs and expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023	2024	2023
Americas Fee-based operating expenses	$1,071.6	$1,017.2	$3,091.1	$3,110.4
EMEA Fee-based operating expenses	177.0	191.9	544.1	568.9
APAC Fee-based operating expenses	251.5	243.7	754.3	730.6
Cost of gross contract reimbursables	711.6	697.9	2,103.2	2,216.3
Segment operating expenses	2,211.7	2,150.7	6,492.7	6,626.2
Depreciation and amortization	28.9	36.2	92.6	108.8
Loss on dispositions	5.5	—	19.5	1.8
Integration and other costs related to merger	1.1	2.4	3.9	6.8
Acquisition related costs and efficiency initiatives	—	—	—	11.7
Cost savings initiatives	11.5	14.2	28.9	41.4
CEO transition costs	—	3.2	1.9	5.5
Servicing liability fees and amortization	(0.5)	0.7	(1.4)	12.3
Legal and compliance matters	—	14.1	—	14.1
Other, including foreign currency movements(1)	10.8	6.9	14.5	17.1
Total costs and expenses	$2,269.0	$2,228.4	$6,652.6	$6,845.7
(1) For the three months ended September 30, 2024, Other primarily reflects one-time consulting costs associated with the Company rebranding, discrete offshoring costs and the effects of movements in foreign currency. For the nine months ended September 30, 2024, Other also includes non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, bad debt expense driven by a sublessee default and one-time consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the three and nine months ended September 30, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects and the effects of movements in foreign currency.

November 4, 2024

Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (unaudited)	2024	2023	2024	2023
Net income (loss)	$33.7	$(33.9)	$18.4	$(105.2)
Add/(less):
Merger and acquisition related depreciation and amortization	10.8	16.9	37.5	52.7
Unrealized (gain) loss on investments, net	(0.9)	4.0	0.8	22.9
Financing and other facility fees(1)	—	29.0	2.9	50.6
Loss on dispositions	5.5	—	19.5	1.8
Integration and other costs related to merger	1.1	2.4	3.9	6.8
Acquisition related costs and efficiency initiatives	—	—	—	11.7
Cost savings initiatives	11.5	14.2	28.9	41.4
CEO transition costs	—	3.2	1.9	5.5
Servicing liability fees and amortization	(0.5)	0.7	(1.4)	12.3
Legal and compliance matters	—	14.1	—	14.1
Gain from insurance proceeds, net of legal fees	(16.5)	—	(16.5)	1.1
Other	5.5	3.0	11.7	6.5
Tax impact of adjusted items(2)	2.4	(5.6)	(8.7)	(33.1)
Adjusted net income	$52.6	$48.0	$98.9	$89.1
Weighted average shares outstanding, basic	229.3	227.2	228.7	226.9
Weighted average shares outstanding, diluted(3)	233.4	227.7	232.1	227.4
Adjusted earnings per share, basic	$0.23	$0.21	$0.43	$0.39
Adjusted earnings per share, diluted(3)	$0.23	$0.21	$0.43	$0.39
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement, including $2.9 million of new transaction costs expensed directly in the second quarter of 2024, and an aggregate loss on debt extinguishment of $41.9 million and $8.7 million of new transaction costs expensed directly in 2023.
(2) Reflective of management’s estimation of an adjusted effective tax rate of 24% and 32% for the three months ended September 30, 2024 and 2023, respectively, and 26% and 30% for the nine months ended September 30, 2024 and 2023, respectively.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 4.1 million and 0.5 million for the three months ended September 30, 2024 and 2023, respectively, and dilutive shares of 3.4 million and 0.5 million for the nine months ended September 30, 2024 and 2023, respectively.

Reconciliation of Net cash provided by (used in) operating activities to Free cash flow:

	Nine Months Ended September 30,
(in millions) (unaudited)	2024	2023
Net cash provided by (used in) operating activities	$92.8	$(50.2)
Payment for property and equipment	(31.7)	(34.8)
Free cash flow	$61.1	$(85.0)